Exhibit 99.1

NEWS RELEASE

	Contacts:	James E. Braun, CFO Newpark Resources, Inc. 281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner Dennard Rupp Gray & Lascar, LLC ksdennard@drg-l.com 713-529-6600
NEWPARK RESOURCES REPORTS NET INCOME OF
$0.19 PER DILUTED SHARE FOR THE SECOND QUARTER 2011
THE WOODLANDS, TX — July 28, 2011 — Newpark Resources, Inc. (NYSE: NR) today announced results for its second quarter ended June 30, 2011. Total revenues were $230.8 million for the second quarter of 2011 compared to $202.7 million for the first quarter of 2011 and $181.4 million for the second quarter of 2010. Net income for the second quarter of 2011 was $19.3 million, or $0.19 per diluted share, compared to net income for the first quarter of 2011 of $15.9 million, or $0.16 per diluted share, and net income for the second quarter of 2010 of $10.8 million, or $0.12 per diluted share.
For the first half of 2011, total revenues were $433.5 million compared to $342.2 million for the first half of 2010. Net income for the first half of 2011 was $35.1 million, or $0.35 per diluted share, compared to net income of $18.6 million, or $0.21 per diluted share, in the first half of 2010.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “The second quarter of 2011 was another record quarter for Newpark as we achieved new high marks in both quarterly revenues and profit. Revenues increased sequentially in all of our operating segments, contributing to sequential growth of 14% in consolidated revenues and 22% in consolidated net income. Strength in U.S. drilling activity, gains in market share, and the continued roll-out of our Evolutiontm drilling fluid system contributed to a 22% sequential increase in U.S. revenues within our Fluids Systems and Engineering segment. Internationally, following the April completion of the previously announced Rheochem acquisition, our Asia Pacific business unit contributed $6.6 million of revenues in the second quarter of 2011.”

SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $191.2 million in the second quarter of 2011 compared to $170.5 million in the first quarter of 2011 and $150.5 million in the second quarter of 2010. North American revenues increased 14% sequentially in the second quarter of 2011, including a 22% improvement in the U.S. partially offset by a seasonal decline in Canadian revenues of $7.2 million. International revenues increased $3.5 million, or 7%, from the first quarter of 2011, including $6.6 million of revenue from the Asia Pacific region, while Brazil revenues declined by $2.3 million. Compared to the second quarter of 2010, revenues increased 29% in North America and 22% in our international operations. Segment operating income was $20.8 million (10.9% margin) in the second quarter of 2011 compared to $19.2 million (11.3% margin) in the first quarter of 2011 and $15.2 million (10.1% margin) in the second quarter of 2010.
The Mats and Integrated Services segment generated revenues of $27.8 million in the second quarter of 2011 compared to $23.1 million in the first quarter of 2011 and $17.0 million in the second quarter of 2010. Revenues for the segment were up 21% from the first quarter of 2011, driven primarily by a $1.6 million increase in composite mat sales along with increased rental and service revenues in the Gulf Coast. Compared to the second quarter of 2010, segment revenues were up 64%. Segment operating income was $14.7 million (53.0% margin) in the second quarter of 2011 compared to operating income of $11.8 million (51.1% margin) in the first quarter of 2011 and $5.0 million (29.7% margin) in the second quarter of 2010.
The Environmental Services segment generated revenues of $11.8 million in the second quarter of 2011 compared to $9.1 million in the first quarter of 2011 and $13.8 million in the second quarter of 2010. The sequential improvement in revenues is primarily attributable to increased oilfield waste disposals from state water and inland locations as activity in the federal waters in the Gulf of Mexico continues to be impacted by the U.S. government restrictions. Compared to the second quarter of 2010, segment revenues were down 15%. Segment operating income was $3.0 million (25.2% margin) in the second quarter of 2011 compared to operating income of $1.6 million (17.8% margin) in the first quarter of 2011 and $4.2 million (30.5% margin) in the second quarter of 2010.

RECENT DEVELOPMENTS
Subsequent to the end of the second quarter, our largest customer in the Mats and Integrated Services segment informed us that they intend to reduce the number of mats utilized on their drilling sites. As a result, we anticipate that our rental and services revenues within the Mats and Integrated Services segment will decline approximately $6 million to $7 million in the third quarter of 2011 from second quarter 2011 levels as we redeploy available mats to customers in other locations.
CONFERENCE CALL
Newpark has scheduled a conference call to discuss the second quarter 2011 results, which will be broadcast live over the Internet, on Friday, July 29, 2011 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9818 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 5, 2011 and may be accessed by dialing (303) 590-3030 and using pass code 4449568#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2010, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to successfully integrate the business acquired from Rheochem and to realize the anticipated benefits from the acquisition, the impact of restrictions on offshore drilling activity in the Gulf of Mexico, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands, except per share data)	2011	2011	2010

Revenues	$230,822	$202,651	$181,352

Cost of revenues	178,911	159,002	145,299
Selling, general and administrative expenses	21,150	15,818	16,360
Other operating income, net	(835)	(117)	(203)

Operating income	31,596	27,948	19,896

Foreign currency exchange (gain) loss	(468)	323	(1,213)
Interest expense, net	2,100	2,257	2,228

Income from operations before income taxes	29,964	25,368	18,881
Provision for income taxes	10,684	9,514	8,041

Net income	$19,280	$15,854	$10,840

Income per common share — basic	$0.21	$0.18	$0.12
Income per common share — diluted (1)	$0.19	$0.16	$0.12

(1)
In calculating diluted income per share amounts for the 2011 periods, after-tax interest expense attributable to convertible senior notes of $1.2 million is added to net income and 15.682 million shares are included in diluted common shares outstanding.

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2011	2011	2010

Revenues
Fluids systems and engineering	$191,205	$170,467	$150,534
Mats and integrated services	27,793	23,063	16,981
Environmental services	11,824	9,121	13,837

Total revenues	$230,822	$202,651	$181,352

Operating income (loss)
Fluids systems and engineering	$20,792	$19,199	$15,164
Mats and integrated services	14,730	11,784	5,036
Environmental services	2,980	1,620	4,224
Corporate office	(6,906)	(4,655)	(4,528)

Total operating income	$31,596	$27,948	$19,896

Segment operating margin
Fluids systems and engineering	10.9%	11.3%	10.1%
Mats and integrated services	53.0%	51.1%	29.7%
Environmental services	25.2%	17.8%	30.5%

Newpark Resources, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(In thousands, except share data)	2011	2010

ASSETS
Cash and cash equivalents	$64,304	$83,010
Receivables, net	235,479	196,799
Inventories	134,238	123,028
Deferred tax asset	19,074	27,654
Prepaid expenses and other current assets	16,911	10,036

Total current assets	470,006	440,527

Property, plant and equipment, net	228,880	212,655
Goodwill	76,874	62,307
Other intangible assets, net	21,042	13,072
Other assets	8,231	8,781

Total assets	$805,033	$737,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$1,067	$1,606
Accounts payable	74,563	66,316
Accrued liabilities	52,757	43,234

Total current liabilities	128,387	111,156

Long-term debt, less current portion	172,987	172,987
Deferred tax liability	35,336	31,549
Other noncurrent liabilities	5,356	4,303

Total liabilities	342,066	319,995

Common stock, $0.01 par value, 200,000,000 shares authorized 93,902,191 and 93,143,102 shares issued, respectively	939	931
Paid-in capital	472,487	468,503
Accumulated other comprehensive income	15,582	8,581
Retained deficit	(9,900)	(45,034)
Treasury stock, at cost; 2,818,350 and 2,766,912 shares, respectively	(16,141)	(15,634)

Total stockholders’ equity	462,967	417,347

Total liabilities and stockholders’ equity	$805,033	$737,342

Newpark Resources, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2011	2010
Cash flows from operating activities:
Net income	$35,134	$18,622
Adjustments to reconcile net income to net cash provided by (used in) operations:
Non-cash impairment charges	—	150
Depreciation and amortization	13,575	13,298
Stock-based compensation expense	2,065	1,930
Provision for deferred income taxes	9,997	9,402
Net provision for doubtful accounts	699	542
Gain on sale of assets	(117)	(189)
Change in assets and liabilities:
Increase in receivables	(32,334)	(54,167)
Increase in inventories	(1,981)	(4,132)
Increase in other assets	(5,729)	(558)
Increase in accounts payable	5,091	15,742
(Decrease) increase in accrued liabilities and other	(5,273)	7,162

Net cash provided by operating activities	21,127	7,802

Cash flows from investing activities:
Capital expenditures	(16,842)	(5,995)
Business acquisition, net of cash acquired	(25,601)	—
Proceeds from sale of property, plant and equipment	280	1,318

Net cash used in investing activities	(42,163)	(4,677)

Cash flows from financing activities:
Borrowings on lines of credit	2,256	99,027
Payments on lines of credit	(2,629)	(100,782)
Proceeds from employee stock plans	1,543	902
Purchase of treasury stock	(598)	(153)
Other financing activities	(22)	(305)

Net cash provided by (used in) financing activities	550	(1,311)

Effect of exchange rate changes on cash	1,780	(1,135)

Net (decrease) increase in cash and cash equivalents	(18,706)	679
Cash and cash equivalents at beginning of period	83,010	11,534

Cash and cash equivalents at end of period	$64,304	$12,213

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